UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 21, 2004

Commission File Number:  0-27958

Flanders Corporation
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdicion of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida	13-3368271 (IRS Employer Identification No.) 33713 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation today announced its results for its first quarter ended March 31, 2004.  The Company reported earnings for the first quarter of $1.5 million, or $0.06 per share, compared to $1.6 million, or $0.06 per share in the first quarter of 2003.  Revenues for the quarter were up $2.4 million to $45.4 million from $43.0 million in the first quarter of 2003.

Sales were up approximately 5.6% compared to the first quarter of 2003.  The Company’s industrial filter sales, which are primarily to other manufacturing companies, continued to be negatively impacted by the decline in the overall manufacturing sector, however it appears that the Company has increased its market share in this category. Operating results were negatively impacted during the first quarter due to increased sales and marketing costs related to one time resets at a major retailer and increased freight costs.

Robert Amerson, Chairman of the Board, commented, “Our overall business continues to grow by increased market penetration.  Savings from vertical integration allows us to effectively compete in, what is now, a very price sensitive market.  We expect to see continued expansion in our market share in all areas of our business with an increase in gross margin as our vertical integration and plant effeciencies continue to improve based on volume increases.”

Robert Amerson continued, “We are continuing to see a tremendous amount of interest in our high-end containment products for government and commercial settings. We continue to work on acquiring contracts in this area, and believe that success in this area could have a major impact on our operations. This is a developing market, and we currently have no reliable data as to the size of this niche.  We have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area.”

Conference Call

The Company has scheduled a conference call for Thursday morning, April  22, 2004 at 11:00 EST.  People wishing to participate in the conference call should dial 888-417-2317 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q1 2004	Q1 2003
Net sales	$ 45.4	$ 43.0
Gross profit	10.0	9.4
Operating expenses	8.0	7.3
Operating income	2.0	2.1
Earnings before income taxes	2.0	1.8
Net earnings	$ 1.5	$ 1.6
Net earnings per share: Basic	$ 0.06	$ 0.06
Diluted	$ 0.05	$ 0.06
Common shares outstanding: Basic	26.1	26.0
Diluted	27.0	26.0

Selected Balance Sheet Data (in Millions)	3/31/2004	12/31/2003
Working capital	$ 50.6	$ 45.5
Total assets	149.4	145.4
Long-term obligations, including current maturities	29.8	26.3
Total shareholders’ equity	82.1	80.7

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 21, 2004

FLANDERS CORPORATION

By: /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/Chief Operating Officer and Director